NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2018 Third Quarter Results

FITCHBURG, MA, November 13, 2018 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announced results for its third quarter ended September 30, 2018.

The Company reported that Adjusted EBITDA(1) for the third quarter ended September 30, 2018 was $401 thousand, or 8.0% of sales, an improvement of $63 thousand compared to the third quarter of 2017.  Loss per share improved to $0.03 per share in the quarter ended September 30, 2018 compared with a loss of $0.06 per share the same quarter in 2017.    Year to date loss per share improved to $0.08 compared to $0.35 per share last year.

“I am pleased to report that management’s plan to reduce costs and improve efficiency continued to yield results in the third quarter of 2018.  Higher gross profit margins and reduced operating expenses resulted in Adjusted EBITDA(1) of $401 thousand, an improvement of 18% compared to 2017.  On a year to date basis through September 30, 2018, we have improved gross profit by over 35%, improved gross profit as a percent of sales by 4.1 percentage points and reduced operating expenses by 9%.  All these improvements have resulted in Adjusted EBITDA(1) of $1.3 million for the nine months ending September 30, 2018 compared to $480 thousand for the same period last year, an improvement of $799 thousand, or 166%,”  said Mr. Salvatore Emma, Jr., President and Chief Executive Officer.

Third Quarter 2018 Review

$ In thousands	Q3 2018	Q3 2017	$ Change	% Change
Net sales	$5,002	$4,908	$94	1.9%
Gross profit	$735	$692	$43	6.2%
Gross margin	14.7%	14.1%
Net loss	$(77)	$(181)	$104
Loss per share	$(0.03)	$(0.06)	$0.03

Net sales of tooling, thermoplastic injection molding and sensors all increased in the three months ended September 30, 2018 when compared to the same prior year period.  The increases were partly offset by decreased net sales of machined orthopedic implant components and instruments.

The increase in tooling was primarily related to new tooling for customers in the automotive, medical device as well as the military and law enforcement industries.  The increase in thermoplastic injection molding was based largely on increased net sales in the automotive and medical device industries, partly offset by a decrease in net sales in the military and law enforcement and consumer product industries.  Partly offsetting the increases above, net sales of machined orthopedic implant components and instruments were lower compared to the prior year period.

The increase in gross profit for the three months ended September 30, 2018 when compared to the same prior year period was due to increases in sensors, thermoplastic injection molding and net tooling, partly offset by lower gross profit from machined orthopedic implant components and instruments.

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Micron Solutions, Inc. Reports 2018 Third Quarter Results

November 13, 2018

Gross profit from sensors increased due to increased volume, customer mix, improved raw material yield and efficiency improvements.  Gross profit from thermoplastic injection molding increased due in part to customer and industry mix. The increase in gross profit from tooling was due to higher net sales.

In addition to the improvement in gross profit, the Company reduced operating expenses by $89 thousand to 14.5% of sales for the three months ended September 30, 2018 compared to 16.5% of sales in the same period in 2017.

For the three months ended September 30, 2018, the Company improved Adjusted EBITDA(1) to $401 thousand, or 8.0% of sales compared to $338 thousand, or 6.9% of sales, for the three months ended September  30, 2017, an increase of $63 thousand.

(1)See attached table for additional important disclosures regarding the Company’s use of Adjusted EBITDA, as well as a reconciliation of net loss from operations to Adjusted EBITDA.

Nine Months 2018 Review

$ In thousands	2018	2017	$ Change	% Change
Net sales	$15,441	$15,564	$(123)	-0.8%
Gross profit	$2,344	$1,727	$617	35.7%
Gross margin	15.2%	11.1%
Net loss	$(223)	$(991)	$768
Loss per share	$(0.08)	$(0.35)	$0.27

For the nine months ended September 30, 2018, net sales decreased less than 1% while gross profit improved 35.7%, gross margin as a percentage of sales improved 4.1 percentage points, operating expenses decreased by 9.2% all resulting in a 77.5% improvement in net loss when compared to the same period last year.

The decrease in consolidated net sales for the nine months ended September 30, 2018 versus the prior year period was due to a decrease in net sales of thermoplastic injection molding and tooling, partly offset by increased net sales of sensors and machined orthopedic implant components and instruments.

The increase in gross profit for the nine months ended September 30, 2018 as compared to 2017 was due in part to increased gross profit from sensors due in part to increased volumes and customer mix as well as improved efficiencies.  Additionally, gross profit from machined orthopedic implant components and instruments increased due in part to increased net sales as well as improvements in the production processes resulting in reduced rework, scrap, tooling and labor.

In addition to the improvement in gross profit, the Company reduced selling and marketing expenses by 13.2% and reduced general and administrative expenses by 7.9% in the nine months ended September 30, 2018 compared to the same period in 2017.

For the nine months ended September 30, 2018, the Company improved Adjusted EBITDA(1) to $1.3 million, or 8.3% of sales, compared to $480 thousand, or 3.1% of sales, for the nine months ended September 30, 2018, an increase of $799 thousand, or 166.3%.

(1)See attached table for additional important disclosures regarding the Company’s use of Adjusted EBITDA, as well as a reconciliation of net loss from operations to Adjusted EBITDA.

Outlook:

“We are very excited about taking the next steps toward sales and EBITDA growth following the appointment of Mr. Bill Laursen as the Company’s President and CEO.   I look forward to working side by side with Bill to build on the Company’s strengths while continuing to focus on improving shareholder value”, concluded Mr. Emma.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements; the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch

Chief Financial Officer

978.345.5000

FINANCIAL TABLE FOLLOWS.

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Micron Solutions, Inc. Reports 2018 Third Quarter Results

November 13, 2018

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(77)	$(181)	$(223)	$(991)
Other (income) expense	(13)	(23)	(33)	(57)
Interest expense	101	84	294	235
Depreciation and amortization	362	406	1,130	1,209
Share-based compensation	28	52	91	84
Non-recurring consulting and other expenses	—	—	20	—
Adjusted EBITDA	$401	$338	$1,279	$480
Adjusted EBITDA margin %	8.0%	6.9%	8.3%	3.1%

(1) Non-GAAP Financial Measures

In addition to reporting net income (loss), a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about Adjusted EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, share-based compensation expense and certain non-recurring charges), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash.  The Company believes Adjusted EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  Adjusted EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income (loss) and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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